Exhibit 99.1

Sunnova Reports Fourth Quarter and Full Year 2022 Financial Results

Fourth Quarter 2022 Highlights

•Added 33,000 customers in the fourth quarter and 87,000 for the full year;
•Reaffirmed full year 2023 guidance and our major metric growth plan, the Triple-Double Triple Plan;
•Increased single customer economics as expressed through our fully burdened unlevered return.

HOUSTON, February 22, 2023 (BUSINESS WIRE) - Sunnova Energy International Inc. ("Sunnova") (NYSE: NOVA), one of the leading Energy as a Service (EaaS) providers, today announced financial results for the fourth quarter and full year ended December 31, 2022.

"We delivered strong growth in the fourth quarter as we placed a record number of customers into service, which brought our total customer additions in 2022 to 87,000, the midpoint of our guidance," said William J. (John) Berger, founder and Chief Executive Officer of Sunnova. "This strong growth trend has carried into 2023, increasing our confidence in our ability to meet or exceed our 2023 guidance targets. Our EaaS business model with an open platform strategy has enabled Sunnova to navigate various macroeconomic challenges. We continue to increase our total addressable market and market share.

"The Sunnova Adaptive HomeTM and Sunnova Adaptive BusinessTM offerings and our extensive build out of our software platforms have created increased value by enabling aggregation capabilities and superior customer service. Our industry-leading technology solutions and curated hardware capabilities within our software platforms continue to provide superior EaaS for our customers. Furthermore, as the monopoly utilities continue to increase their rates, we are able to provide our customers with even greater savings through an energy service that is more resilient, reliable, and sustainable."

Fourth Quarter and Full Year 2022 Results

Revenue increased to $195.6 million, or by $130.6 million, for the three months ended December 31, 2022 compared to the three months ended December 31, 2021. This increase was primarily the result of an increased number of solar energy systems in service and the sale of inventory to our dealers or other parties.

Revenue increased to $557.7 million, or by $315.9 million, for the year ended December 31, 2022 compared to the year ended December 31, 2021. This increase was primarily the result of an increased number of solar energy systems in service, the April 2021 acquisition of SunStreet, and the sale of inventory to our dealers or other parties.

Total operating expense, net increased to $212.4 million, or by $138.4 million for the three months ended December 31, 2022 compared to the three months ended December 31, 2021. This increase was primarily the result of an increased number of solar energy systems in service, an increase in cost of revenue - inventory sales due to the sale of inventory to our dealers or other parties, and higher general and administrative expense.

Total operating expense, net increased to $639.2 million, or by $342.6 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. This increase was primarily the result of an increased number of solar energy systems in service, the April 2021 acquisition of SunStreet, an increase in cost of revenue - inventory sales due to the sale of inventory to our dealers or other parties, and higher general and administrative expense.

Adjusted Operating Expense increased to $64.6 million, or by $23.8 million, for the three months ended December 31, 2022 compared to the three months ended December 31, 2021. This increase was primarily the result of an increased number of solar energy systems in service and higher general and administrative expense.

Adjusted Operating Expense increased to $215.2 million, or by $74.6 million, for the year ended December 31, 2022 compared to the year ended December 31, 2021. This increase was primarily the result of an increased number of solar energy systems in service, the April 2021 acquisition of SunStreet, and higher general and administrative expense.

Sunnova incurred a net loss of $62.0 million for the three months ended December 31, 2022 compared to a net loss of $31.3 million for the three months ended December 31, 2021. This higher net loss was primarily the result of higher general and administrative expense and an increase in interest expense, net of $31.9 million. This was partially offset by an increase in interest income of $9.4 million due to our larger customer loan portfolio.

Sunnova incurred a net loss of $130.3 million for the year ended December 31, 2022 compared to a net loss of $147.5 million for the year ended December 31, 2021. This lower net loss was primarily the result of an increase in interest income of $25.6 million primarily due to our larger customer loan portfolio, a decrease in loss on extinguishment of long-term debt, net of $9.8 million primarily due to a make-whole payment related to the early repayment of one of our solar asset-backed notes in June 2021, and a decrease in interest expense, net of $8.5 million. This was partially offset by higher general and administrative expense.

Adjusted EBITDA was $25.6 million for the three months ended December 31, 2022 compared to $17.7 million for the three months ended December 31, 2021. Adjusted EBITDA was $119.1 million for the year ended December 31, 2022 compared to $85.9 million for the year ended December 31, 2021. These increases were primarily due to customer growth increasing at a rate faster than expenses.

Customer principal (net of amounts recorded in revenue) and interest payments received from solar loans increased to $24.0 million and $17.4 million, respectively, for the three months ended December 31, 2022, or by $7.1 million and $7.5 million, respectively, compared to the three months ended December 31, 2021. Customer principal (net of amounts recorded in revenue) and interest payments received from solar loans increased to $91.5 million and $56.4 million, respectively, for the year ended December 31, 2022, or by $32.2 million and $22.7 million, respectively, compared to the year ended December 31, 2021. These increases were due to our larger customer loan portfolio.

Liquidity & Capital Resources

As of December 31, 2022, Sunnova had total cash of $546 million, including restricted and unrestricted cash.

2023 Full Year Guidance

Sunnova management reaffirms its 2023 guidance of:

•Customer additions between 115,000 and 125,000;
•Adjusted EBITDA between $235 million and $255 million;
•Customer interest payments received from solar loans between $110 million and $120 million; and
•Customer principal payments received from solar loans, net of amounts recorded in revenue, between $150 million and $190 million.

Non-GAAP Financial Measures

We present our operating results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). We believe certain financial measures, such as Adjusted EBITDA and Adjusted Operating Expense, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our business. We use Adjusted EBITDA and Adjusted Operating Expense as performance measures and believe investors and securities analysts also use Adjusted EBITDA and Adjusted Operating Expense in evaluating our performance. While Adjusted EBITDA effectively captures the operating performance of our leases and PPAs, it only reflects the service portion of the operating performance under our loan agreements. Therefore, we separately show customer P&I payments. Adjusted EBITDA is also used by our management for internal planning purposes, including our consolidated operating budget, and by our board of directors in setting performance-based compensation targets. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under GAAP, can be used both to better assess our business from period to period and to better assess our business against other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by other companies. In addition, other companies may not publish these or similar measures. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with GAAP. Sunnova is unable to reconcile projected Adjusted EBITDA and Adjusted Operating Expense to the most comparable financial measures calculated in accordance with GAAP because of fluctuations in interest rates and their impact on our unrealized and realized interest rate hedge gains or losses. Sunnova provides a range for the forecasts of Adjusted EBITDA and Adjusted Operating Expense to allow for the variability in the timing of cash receipts and disbursements, customer utilization of our assets, and the impact on the related reconciling items, many of which interplay with each other. Therefore, the reconciliation of projected Adjusted EBITDA and Adjusted Operating Expense to projected net income (loss) and total operating expense, as the case may be, is not available without unreasonable effort.

Fourth Quarter and Full Year 2022 Conference Call Information

Sunnova is hosting a conference call for analysts and investors to discuss its fourth quarter and full year 2022 results at 8:00 a.m. Eastern Time, on February 23, 2023. The conference call can be accessed live over the phone by dialing 844-200-6205, or for international callers, 929-526-1599. The access code for the live call is 598836.

A replay will be available two hours after the call and can be accessed by dialing 866-813-9403, or for international callers, +44 204-525-0658. The access code for the replay is 992749. The replay will be available until March 2, 2023.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of Sunnova’s website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Sunnova’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "going to," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern Sunnova’s expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, statements regarding our level of growth, customer value propositions, technological developments, service levels, the ability to achieve our 2023 operational and financial targets, and references to Adjusted EBITDA and customer P&I payments from solar loans. Sunnova’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks regarding our ability to forecast our business due to our limited operating history, the effects of the coronavirus pandemic on our business and operations, supply chain uncertainties, results of operations and financial position, our competition, changes in regulations applicable to our business, fluctuations in the solar and home-building markets, availability of capital, supply chain uncertainty, and our ability to attract and retain dealers and customers and manage our dealer and strategic partner relationships. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Sunnova’s filings with the Securities and Exchange Commission, including Sunnova’s annual report on Form 10-K for the year ended December 31, 2022. The forward-looking statements in this release are based on information available to Sunnova as of the date hereof, and Sunnova disclaims any obligation to update any forward-looking statements, except as required by law.

About Sunnova

Sunnova Energy International Inc. (NYSE: NOVA) is a leading Energy as a Service (EaaS) provider with customers across the U.S. and its territories. Sunnova's goal is to be the source of clean, affordable and reliable energy with a simple mission: to power energy independence so that home and business owners have the freedom to live life uninterrupted®. For more information, please visit sunnova.com.

SUNNOVA ENERGY INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts and share par values)

	As of December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$360,257	$243,101
Accounts receivable—trade, net	24,435	18,584
Accounts receivable—other	212,397	57,736
Other current assets, net of allowance of $3,250 and $1,646 as of December 31, 2022 and 2021, respectively	351,300	296,321
Total current assets	948,389	615,742

Property and equipment, net	3,784,801	2,909,613
Customer notes receivable, net of allowance of $77,998 and $39,492 as of December 31, 2022 and 2021, respectively	2,466,149	1,204,073
Intangible assets, net	162,512	190,520
Goodwill	13,150	13,150
Other assets	961,891	571,136
Total assets (1)	$8,336,892	$5,504,234

Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities:
Accounts payable	$116,136	$55,033
Accrued expenses	139,873	81,721
Current portion of long-term debt	214,431	129,793
Other current liabilities	71,506	44,350
Total current liabilities	541,946	310,897

Long-term debt, net	5,194,755	3,135,681
Other long-term liabilities	712,741	436,043
Total liabilities (1)	6,449,442	3,882,621

Redeemable noncontrolling interests	165,737	145,336

Stockholders' equity:
Common stock, 114,939,079 and 113,386,600 shares issued as of December 31, 2022 and 2021, respectively, at $0.0001 par value	11	11
Additional paid-in capital—common stock	1,637,847	1,649,199
Accumulated deficit	(364,782)	(459,715)
Total stockholders' equity	1,273,076	1,189,495
Noncontrolling interests	448,637	286,782
Total equity	1,721,713	1,476,277
Total liabilities, redeemable noncontrolling interests and equity	$8,336,892	$5,504,234

(1) The consolidated assets as of December 31, 2022 and 2021 include $3,201,271 and $2,148,398, respectively, of assets of variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs. These assets include cash of $40,382 and $23,538 as of December 31, 2022 and 2021, respectively; accounts receivable—trade, net of $8,542 and $6,167 as of December 31, 2022 and 2021, respectively; accounts receivable—other of $810 and $410 as of December 31, 2022 and 2021, respectively; other current assets of $422,364 and $272,421 as of December 31, 2022 and 2021, respectively; property and equipment, net of $2,680,587 and $1,817,471 as of December 31, 2022 and 2021, respectively; and other assets of $48,586 and $28,391 as of December 31, 2022 and 2021, respectively. The consolidated liabilities as of December 31, 2022 and 2021 include $66,441 and $47,225, respectively, of liabilities of VIEs whose creditors have no recourse to Sunnova Energy International Inc. These liabilities include accounts payable of $9,015 and $6,014 as of December 31, 2022 and 2021, respectively; accrued expenses of $287 and $88 as of December 31, 2022 and 2021, respectively; other current liabilities of $4,420 and $3,845 as of December 31, 2022 and 2021, respectively; and other long-term liabilities of $52,719 and $37,278 as of December 31, 2022 and 2021, respectively.

SUNNOVA ENERGY INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue	$195,592	$65,019	$557,690	$241,752

Operating expense:
Cost of revenue—depreciation	26,345	20,853	96,280	76,474
Cost of revenue—inventory sales	88,426	—	178,310	—
Cost of revenue—other	19,513	8,262	52,487	21,834
Operations and maintenance	12,892	4,943	36,679	19,583
General and administrative	87,642	60,208	302,004	204,236
Other operating income	(22,380)	(20,182)	(26,566)	(25,485)
Total operating expense, net	212,438	74,084	639,194	296,642

Operating loss	(16,846)	(9,065)	(81,504)	(54,890)

Interest expense, net	63,395	31,500	107,775	116,248
Interest income	(19,371)	(9,962)	(59,799)	(34,228)
Loss on extinguishment of long-term debt, net	—	—	—	9,824
Other (income) expense	(2,763)	456	(3,090)	516
Loss before income tax	(58,107)	(31,059)	(126,390)	(147,250)

Income tax expense	3,886	196	3,886	260
Net loss	(61,993)	(31,255)	(130,276)	(147,510)
Net income (loss) attributable to redeemable noncontrolling interests and noncontrolling interests	(41,089)	(17,047)	31,366	(9,382)
Net loss attributable to stockholders	$(20,904)	$(14,208)	$(161,642)	$(138,128)

Net loss per share attributable to stockholders—basic and diluted	$(0.18)	$(0.13)	$(1.41)	$(1.25)
Weighted average common shares outstanding—basic and diluted	114,919,237	112,947,816	114,451,034	110,881,630

SUNNOVA ENERGY INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(130,276)	$(147,510)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	108,167	85,600
Impairment and loss on disposals, net	8,459	3,655
Amortization of intangible assets	28,441	21,354
Amortization of deferred financing costs	13,640	14,050
Amortization of debt discount	9,342	9,949
Non-cash effect of equity-based compensation plans	24,218	17,236
Unrealized gain on derivatives	(19,451)	(4,874)
Unrealized gain on fair value instruments and equity securities	(29,279)	(21,988)
Loss on extinguishment of long-term debt, net	—	9,824
Other non-cash items	(428)	30,117
Changes in components of operating assets and liabilities:
Accounts receivable	(159,295)	(53,261)
Other current assets	(119,794)	(129,810)
Other assets	(124,981)	(70,758)
Accounts payable	4,486	(6,392)
Accrued expenses	48,385	27,908
Other current liabilities	11,772	5,963
Other long-term liabilities	(6,832)	(293)
Net cash used in operating activities	(333,426)	(209,230)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(868,208)	(554,541)
Payments for investments and customer notes receivable	(1,236,228)	(728,926)
Proceeds from customer notes receivable	109,760	66,879
Payments for investments in solar receivables	—	(32,212)
Proceeds from investments in solar receivables	12,394	3,231
Other, net	680	4,353
Net cash used in investing activities	(1,981,602)	(1,241,216)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	2,903,727	2,235,939
Payments of long-term debt	(758,355)	(947,130)
Payments on notes payable	—	(34,555)
Payments of deferred financing costs	(30,791)	(31,324)
Payments of debt discounts	—	(2,324)
Purchase of capped call transactions	(48,420)	(91,655)
Proceeds from issuance of common stock, net	(3,190)	10,513
Contributions from redeemable noncontrolling interests and noncontrolling interests	449,398	350,121
Distributions to redeemable noncontrolling interests and noncontrolling interests	(29,771)	(15,854)
Payments of costs related to redeemable noncontrolling interests and noncontrolling interests	(13,091)	(8,805)
Other, net	(802)	(476)
Net cash provided by financing activities	2,468,705	1,464,450
Net increase in cash, cash equivalents and restricted cash	153,677	14,004
Cash, cash equivalents and restricted cash at beginning of period	391,897	377,893
Cash, cash equivalents and restricted cash at end of period	545,574	391,897
Restricted cash included in other current assets	(51,733)	(80,213)
Restricted cash included in other assets	(133,584)	(68,583)
Cash and cash equivalents at end of period	$360,257	$243,101

Key Financial and Operational Metrics

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(61,993)	$(31,255)	$(130,276)	$(147,510)
Interest expense, net	63,395	31,500	107,775	116,248
Interest income	(19,371)	(9,962)	(59,799)	(34,228)
Income tax expense	3,886	196	3,886	260
Depreciation expense	29,766	23,314	108,167	85,600
Amortization expense	7,330	7,409	29,224	21,771
EBITDA	23,013	21,202	58,977	42,141
Non-cash compensation expense	4,159	3,299	24,218	17,236
ARO accretion expense	1,014	803	3,701	2,897
Financing deal costs	348	574	930	1,411
Natural disaster losses and related charges, net	3	—	1,164	—
Acquisition costs	2,179	(344)	7,801	6,709
Loss on extinguishment of long-term debt, net	—	—	—	9,824
Unrealized gain on fair value instruments and equity securities	(25,143)	(17,323)	(29,279)	(21,988)
Amortization of payments to dealers for exclusivity and other bonus arrangements	1,217	879	4,327	2,968
Legal settlements	—	—	(1,001)	—
Provision for current expected credit losses	13,279	8,647	40,160	23,679
Non-cash inventory impairments	4,511	—	5,375	982
Indemnification payments to tax equity investors	1,010	—	2,737	—
Adjusted EBITDA	$25,590	$17,737	$119,110	$85,859

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in thousands)
Interest income from customer notes receivable	$17,380	$9,833	$56,431	$33,696
Principal proceeds from customer notes receivable, net of related revenue	$23,977	$16,866	$91,455	$59,274

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in thousands, except per system data)
Reconciliation of Total Operating Expense, Net to Adjusted Operating Expense:
Total operating expense, net	$212,438	$74,084	$639,194	$296,642
Depreciation expense	(29,766)	(23,314)	(108,167)	(85,600)
Amortization expense	(7,330)	(7,409)	(29,224)	(21,771)
Non-cash compensation expense	(4,159)	(3,299)	(24,218)	(17,236)
ARO accretion expense	(1,014)	(803)	(3,701)	(2,897)
Financing deal costs	(348)	(574)	(930)	(1,411)
Natural disaster losses and related charges, net	(3)	—	(1,164)	—
Acquisition costs	(2,179)	344	(7,801)	(6,709)
Amortization of payments to dealers for exclusivity and other bonus arrangements	(1,217)	(879)	(4,327)	(2,968)
Legal settlements	—	—	1,001	—
Provision for current expected credit losses	(13,279)	(8,647)	(40,160)	(23,679)
Non-cash inventory impairments	(4,511)	—	(5,375)	(982)
Direct sales costs	(2,152)	(375)	(6,262)	(733)
Cost of revenue related to cash sales	(14,820)	(6,112)	(38,766)	(14,525)
Cost of revenue related to inventory sales	(88,426)	—	(178,310)	—
Unrealized gain on fair value instruments	22,380	17,779	26,189	22,504
Indemnification payments to tax equity investors	(1,010)	—	(2,737)	—
Adjusted Operating Expense	$64,604	$40,795	$215,242	$140,635
Adjusted Operating Expense per weighted average system	$247	$222	$940	$920

	As of December 31, 2022	As of December 31, 2021
Number of customers	279,400	192,600

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Weighted average number of systems (excluding loan agreements and cash sales)	182,700	147,300	168,400	125,100
Weighted average number of systems with loan agreements	73,200	34,900	56,500	27,200
Weighted average number of systems with cash sales	5,800	1,500	4,000	600
Weighted average number of systems	261,700	183,700	228,900	152,900

	As of December 31,
	2022	2021
	(in millions)
Estimated gross contracted customer value - PV6	$5,875	$3,853

Key Terms for Our Key Metrics and Non-GAAP Financial Measures

Estimated Gross Contracted Customer Value. Estimated gross contracted customer value as of a specific measurement date represents the sum of the present value of the remaining estimated future net cash flows we expect to receive from existing customers during the initial contract term of our leases and power purchase agreements ("PPAs"), which are typically 25 years in length, plus the present value of future net cash flows we expect to receive from the sale of related solar renewable energy certificates ("SRECs"), either under existing contracts or in future sales, plus the cash flows we expect to receive from energy services programs such as grid services, plus the carrying value of outstanding customer loans on our balance sheet. From these aggregate estimated initial cash flows, we subtract the present value of estimated net cash distributions to redeemable noncontrolling interests and noncontrolling interests and estimated operating, maintenance and administrative expenses associated with the solar service agreements. These estimated future cash flows reflect the projected monthly customer payments over the life of our solar service agreements and depend on various factors including but not limited to solar service agreement type, contracted rates, expected sun hours and the projected production capacity of the solar equipment installed. For the purpose of calculating this metric, we discount all future cash flows at 6%.

Number of Customers. We define number of customers to include every unique premises on which a Sunnova product is installed or on which Sunnova is obligated to perform services for a counterparty. We track the total number of customers as an indicator of our historical growth and our rate of growth from period to period.

Weighted Average Number of Systems. We calculate the weighted average number of systems based on the number of months a customer and any additional service obligation related to a solar energy system is in-service during a given measurement period. The weighted average number of systems reflects the number of systems at the beginning of a period, plus the total number of new systems added in the period adjusted by a factor that accounts for the partial period nature of those new systems. For purposes of this calculation, we assume all new systems added during a month were added in the middle of that month. The number of systems for any end of period will exceed the number of customers, as defined above, for that same end of period as we are also including any additional services and/or contracts a customer or third party executed for the additional work for the same residence or business. We track the weighted average system count in order to accurately reflect the contribution of the appropriate number of systems to key financial metrics over the measurement period.

Definitions of Non-GAAP Measures

Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) plus net interest expense, depreciation and amortization expense, income tax expense, financing deal costs, natural disaster losses and related charges, net, losses on extinguishment of long-term debt, realized and unrealized gains and losses on fair value instruments and equity securities, amortization of payments to dealers for exclusivity and other bonus arrangements, legal settlements and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, costs of our initial public offering ("IPO"), acquisition costs, losses on unenforceable contracts, indemnification payments to tax equity investors and other non-cash items such as non-cash compensation expense, asset retirement obligation ("ARO") accretion expense, provision for current expected credit losses and non-cash inventory impairments.

Adjusted Operating Expense. We define Adjusted Operating Expense as total operating expense less depreciation and amortization expense, financing deal costs, natural disaster losses and related charges, net, amortization of payments to dealers for exclusivity and other bonus arrangements, legal settlements, direct sales costs, cost of revenue related to cash sales, cost of revenue related to inventory sales, unrealized gains and losses on fair value instruments and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, costs of our IPO, acquisition costs, losses on unenforceable contracts, indemnification payments to tax equity investors and other non-cash items such as non-cash compensation expense, ARO accretion expense, provision for current expected credit losses and non-cash inventory impairments.

Contacts

Investor Contact:
Rodney McMahan
IR@sunnova.com
877-770-5211

Media Contact:
Kelsey Hultberg
Kelsey.Hultberg@sunnova.com